EXHIBIT 99.1



                                           Filed by Golden State Bancorp, Inc.
                         Pursuant to Rule 425 under the Securities Act of 1933

                                  Subject Company:  Golden State Bancorp, Inc.
                                                 Commission File No. 000-29654




THE FOLLOWING IS A PRESS RELEASE ISSUED BY GOLDEN STATE BANCORP INC. ON AUGUST 12, 2002:

Golden State Bancorp

For Immediate Release

Reporter contact:
Janis Tarter: (415) 904-1199

Investor contact:
Fred Cannon: (415) 904-1451

                         GOLDEN STATE BANCORP ANNOUNCES
                              LITIGATION SETTLEMENT

SAN FRANCISCO, August 12, 2002 -- Golden State Bancorp Inc. (NYSE: GSB), the publicly traded parent of California Federal Bank, announced today that it had reached an agreement in principle to settle certain shareholder class actions brought in connection with Golden State's proposed merger with and into a subsidiary of Citigroup Inc. (NYSE: C) pursuant to a merger agreement entered into by Golden State, Citigroup, and a subsidiary of Citigroup on May 21, 2002. The merger agreement currently provides that Golden State will pay to Citigroup, in specified scenarios, a termination fee that ranges from $117.5 million to $235 million, depending on the circumstances. In connection with the proposed settlement, Citigroup has agreed, effective immediately, to


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reduce the amount of this termination fee by $75 million (to a range of $42.5 million to $160 million). Further details concerning the proposed settlement will be mailed to shareholders of Golden State at a future time and the remaining terms of the settlement, other than the reduction of the termination fee referred to above, are subject to court approval. The other terms of the existing merger agreement are not affected by the proposed settlement.

Based in San Francisco, Golden State Bancorp is the publicly traded parent of California Federal Bank. California Federal Bank is the third-largest California-based insured depository institution, with $52 billion in assets and 356 branches in California and Nevada.

For more information on the company, see Golden State's Internet web site at http: www.goldenstatebancorp.com.
      --------------------------

Citigroup Inc. ("Citigroup") and Golden State Bancorp Inc. ("Golden State") have filed a proxy statement/prospectus and other relevant documents concerning the merger (the "Merger") of Golden State and Mercury Merger Sub, Inc., a subsidiary of Citigroup, with the Securities and Exchange Commission ("SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED IN THE FUTURE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement/prospectus and other documents filed by Citigroup and Golden State with the SEC at the SEC's web site at http://www.sec.gov. Free copies of Citigroup's filings may be obtained by directing a request to Citigroup, attention Citigroup Document Services, 140 58th Street, Suite 5i, Brooklyn, NY 11220; (877) 936-2737 (toll free); (718) 765-6514 (outside the U.S.). Free copies of Golden State's filing may be obtained by directing a request to Golden State, Shareholder Relations, 135 Main Street, San Francisco, California 94105;
Telephone: (415) 904-0188.